UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

Heska Corporation

(Name of Registrant as Specified In Its Charter)

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3760 Rocky Mountain Avenue
Loveland, Colorado 80538

April 29, 2010

Dear Fellow Heska Stockholder:

We recently mailed to you proxy materials for our 2010 annual meeting of stockholders scheduled for May 4, 2010. Please review all proxy materials and ensure that you have voted or instructed your broker or other nominee to vote your shares by proxy as you wish. If you have voted already and do not wish to change your vote, please accept our thanks.

Your Board of Directors recommends a vote “For” each of the proposals described in the proxy statement.

Proposal 2 of our proxy materials asks our stockholders to consider the adoption of a certificate of amendment to our Restated Certificate of Incorporation to reclassify our common stock and add stock transfer restrictions to preserve the value of our tax net operating losses. We have provided information related to this proposal in our proxy materials filed with the Securities and Exchange Commission (the “SEC”) including an estimate that as of December 31, 2009 we had experienced a shift in our ownership for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, of slightly over 15% based on certain assumptions that we have made about our 5-percent shareholders. One of the assumptions underlying this estimate was based on a document filed with the SEC (the “Filing”) by a large Heska shareholder (the “Shareholder”) that reported an acquisition of a significant number of our shares in a “negotiated transaction.” After distribution of the initial proxy materials, the Shareholder contacted us and stated that it had received tax advice that its acquisition of Heska shares referenced in the Filing does not constitute an ownership shift for purposes of Section 382. If this information were to be confirmed, we estimate that as of December 31, 2009, we would have experienced a shift in ownership of slightly over 4% based on certain assumptions we have made about our 5-percent shareholders. If the Shareholder had provided enough information to conclude that the shares owned by the Shareholder had not experienced an ownership shift in the three years ending December 31, 2009, we estimate that as of December 31, 2009 we would have experienced a shift in ownership of slightly over 1% based on certain assumptions we have made about our 5-percent shareholders. We believe that the information above serves to underscore the complex analysis involved in Section 382 analysis we have previously mentioned in our proxy materials. As of the writing of this letter, the Shareholder has declined to provide us with further information as requested to aid us in clarifying our tax position. In any case, we face an increased risk that we could experience an ownership change that would materially decrease or completely eliminate our NOLs and income tax credits unless shareholders adopt the NOL Protective Amendment. The risk that future transactions in our shares could lead to an ownership change, as described in our proxy materials, is significant, regardless of the precise magnitude of the ownership shifts questioned by the Shareholder. For these reasons, we do not consider the new information provided by the Shareholder to be material to your decision whether to vote for Proposal 2, but we are disclosing the information in the spirit of open disclosure for which we strive. We therefore encourage you to vote “For” Proposal 2 as soon as possible, if you have not already done so.

If you have already returned your proxy card or otherwise provided to us, your broker or your other nominee your voting instructions with respect to the 2010 annual meeting of stockholders and do not want to change your vote, you do not have to do anything and your shares will be voted at the annual meeting in accordance with your vote or voting instructions. If you want to change your vote, please follow the instructions for changing or revoking your proxy found under “Questions and Answers About the Proxy Materials and the 2010 Annual Meeting—How can I change my vote or revoke my proxy?” on page 2 of the proxy statement included in the proxy materials. You may also contact Morrow & Co., LLC, our proxy solicitor, directly at 800-607-0088 for assistance.

Thank you for your consideration and continued support.

Sincerely,

Robert B. Grieve
Chairman and Chief Executive Officer

Please as soon as possible vote your shares via the internet or toll free telephone by following the instructions on your proxy card, or sign the enclosed proxy card and return it in the accompanying, postage prepaid envelope.